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[DECHERT Letterhead]


December 5, 2001


Airgas, Inc.
259 North Radnor-Chester Road
Suite 100
Radnor, PA 19087-5283



Re:   Airgas, Inc. Deferred Compensation Plan

Ladies and Gentlemen:

          This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of $6,000,000 of deferred compensation obligations that represent unsecured obligations of Airgas, Inc. ("the Company") to pay deferred compensation in the future (the "Obligations"). The Obligations are to be offered and sold under the Airgas, Inc. Deferred Compensation Plan (the "Plan").

          We have acted as counsel for the Company in connection with the Plan and are familiar with the actions taken by the Company related to the Plan. For purposes of this opinion we have examined the Plan and such other documents, records, certificates and other instruments and such matters of law as we have deemed necessary or appropriate for the purposes of the opinion expressed herein.

          Based on the foregoing, we are of the opinion that, when issued pursuant to the terms of the Plan, the Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally, and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

          It is understood that this opinion is to be used only in connection with the offer and sale of the Obligations while the Registration Statement is in effect.

Very truly yours,

/s/ Dechert
DECHERT


cc:  Todd R. Craun